Exhibit 10(xxix)

Execution Copy

SECOND AMENDMENT TO

ANADARKO PETROLEUM CORPORATION

MANAGEMENT LIFE INSURANCE PLAN

WHEREAS, Anadarko Petroleum Corporation (the “Company”) has heretofore adopted the Anadarko Petroleum Corporation Management Life Insurance Plan, as amended and restated effective November 1, 2002, and amended from time to time thereafter (the “Plan”); and

WHEREAS, the Company now desires to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including regulations or other authoritative guidance thereunder, in the manner and to the extent herein provided;

NOW, THEREFORE, this Second Amendment (“Amendment”) is hereby made with all the amendments set forth herein to be effective as of January 1, 2008 (the “Effective Date”), as follows:

Section 2.01(1) is deleted, in its entirety, and replaced by the following new Section 2.01(1):

(1) Administrator: The Vice President of Human Resources.

Section 2.01(4) is deleted, in its entirety, and replaced by the following new Section 2.01(4):

(4) Benefit Salary: Benefit Salary is a Participants Base Annual Salary (if in $1,000 increments) or his Base Annual Salary rounded up to the next $1,000.

Section 2.01(7) is deleted, in its entirety, and replaced by the following new Section 2.01(7):

(7)	Disabled Participant: The Participant is deemed to be a Disabled Participant if one of the following requirements is met, as determined by the Administrator: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Company.

The following new sentence is added to the end of Section 2.01(13):

Retirees are listed in Appendix A to the Plan.

The following new Section 2.01(14) is added to the Plan:

(14)	Separation from Service: “Separation from Service” means a “separation from service” within the meaning of Code Section 409A.

The following new Section 2.01(15) is added to the Plan:

(15)	Specified Employee: “Specified Employee” means a Participant who is a “specified employee” as defined in Code Section 409A. For purposes of this Section 2.01(15), a “Specified employee” under Code Section 409A is an Employee who, as of the date of his Separation from Service, is a “key employee” (within the meaning of Code Section 416(i) without regard to paragraph 5 thereof relating to beneficiaries) of the Company or any entity which is considered to be a single employer with the Company under Code Section 414(b) or 414(c) (the “Controlled Group”). A Participant shall be a Specified Employee if the Participant is (i) an officer of the Company having annual compensation greater than $130,000 ($150,000 for 2008 and as indexed thereafter under Code Section 416(i)), (ii) a 5-percent owner of the Company, or (iii) a 1-percent owner of the Company having annual compensation of more than $150,000, at any time during the twelve (12) month period ending on December 31, but only if a Controlled Group member has any stock that is publicly traded on an established securities market or otherwise. A Participant will be considered to be a Specified Employee for the period April 1 through March 31 following such December 31. The Administrator may apply an alternative method to identify Specified Employees in accordance with Code Section 409A and authoritative guidance thereunder, provided that the alternative method (i) is reasonably designed to include all Specified Employees, (ii) is an objectively determinable standard, and (iii) results in either all Employees or no more than 200 Employees being identified as Specified Employees as of any date.

The phrase “as soon as administratively feasible following the date of his or her death” is deleted everywhere that it appears in Section 3.04.

Section 3.05 is deleted, in its entirety, and replaced by the following new Section 3.05:

3.05 Time for Payment.

(1)	The benefits which are payable hereunder with respect to a Participant shall be paid within 90 days after the Participant’s death.

(2)	Notwithstanding Section 3.05(1), if the Participant is a member of the group listed in Appendix A and the Participant has attained at least 55 years of age and at least 10 years of service to the Company at the time of his Separation from Service, then the benefits which are payable hereunder with respect to a Participant shall be paid within 90 days after the earlier of (i) the Participant’s death or (ii) the Participant’s Separation from Service. If benefits under this Plan are paid upon the Participant’s Separation from Service, the Participant shall receive the actuarial present value of the Benefit Payment and Gross-Up Payment based on the interest rate and mortality assumptions used for determining lump sum payments under the Anadarko Retirement Plan as in effect at the time of Separation from Service.

(3)	Notwithstanding Sections 3.05(1) and 3.05(2), if a Participant is a member of the group listed in Appendix A, and his employment with the Company was terminated during the period of September 1, 2006 through August 31, 2007 under the Anadarko Petroleum Corporation Severance Plan or any other applicable severance plan or program or an employment contract providing for severance pay benefits (individually and collectively, the “Severance Plans”), or the Participant was notified of his termination prior to August 31, 2007 under the Severance Plans, and his age plus his years of service to the Company (both rounded down to the nearest whole number) total at least 65, then the benefits which are payable hereunder with respect to such Participant shall be paid within 90 days after the Participant’s Separation from Service. If benefits under this Plan are paid upon the Participant’s Separation from Service, the Participant shall receive the actuarial present value of the Benefit Payment and Gross-Up Payment based on the interest rate and mortality assumptions used for determining lump sum payments under the Anadarko Retirement Plan as in effect at the time of Separation from Service.

(4)	Notwithstanding any provision to the contrary, if benefits under the Plan are payable to a Specified Employee as a result of a Separation from Service, no payment shall be made before the date which is six (6) months after the date the Specified Employee has a Separation from Service from the Company, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to additional taxes thereunder.

Section 4.04 is deleted, in its entirety, and replaced by the following new Section 4.04:

4.04 Claims for Benefits.

(a) Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”) at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b) Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c) Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(d) Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e) Decision Upon Review. The Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA Section 502(a).

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

To the extent of its responsibility to review the denial of benefit claims, the Committee will have full authority to interpret and apply in its discretion the provisions of the Plan. The decision of the Committee will be final and binding upon any and all claimants, including, but not limited to, Participants, and any other individuals making a claim through them.

(f) Other Procedures. Notwithstanding the foregoing, the Committee in its discretion, may adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his claim and shall comply with applicable regulations under ERISA.

(g) Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

(h) Effect of Committee Action. The Plan shall be interpreted by the Committee in accordance with the terms of the Plan and their intended meanings. However, the Committee shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in it sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The

Committee, without the need for approval by the Company’s Board of Directors, may amend the Plan retroactively to cure any such ambiguity. This Section may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee. All actions taken and all determinations made in good faith by the Committee shall be final and binding upon all persons claiming any interest in or under the Plan.

Section 5.02 is deleted, in its entirety, and replaced by the following new Section 5.02:

5.02 Right to Terminate. The Company hopes and expects to continue this Plan for the Participants indefinitely. The Company reserves the right at will, and without prior notice, to terminate or partially terminate the Plan or any portion thereof. No amendment or termination of the Plan shall adversely affect the rights of Beneficiaries of deceased Participants with respect to benefits which became payable as a result of death prior to the effective date of such termination of the Plan. Upon termination of the Plan, distribution of benefits shall be made to Participants and Beneficiaries in the manner and at the time described in the Plan, unless one of the following termination events occurs, in which case, all such amounts shall be distributed in a lump sum upon termination, or upon the earliest date allowable under Code Section 409A: (1) the Company’s termination and liquidation of the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A); (2) the Company’s termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the 30 days preceding or 12 months following a change in control event (within the meaning of Code Section 409A), provided that all agreements, methods, programs, and other arrangements sponsored by the Company that are aggregated under Code Section 409A are terminated and liquidated with respect to each Participant that experiences the change in control event; or (3) the Company’s termination and liquidation of the Plan, provided that (a) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (b) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated under Code Section 409A if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements sponsored by the Company that are terminated and liquidated, (c) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would have been payable absent the termination and liquidation, and (d) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Code Section 409A if the same Participant participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

As expressly amended hereby, the Plan is ratified and confirmed in all respects and shall continue in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has approved, ratified and executed this Amendment on this 16th day of June, 2008.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Title:	Senior Vice President